Exhibit 10.1

MASTER TRANSACTION AGREEMENT

by and between

IPT BTC I GP LLC,

a Delaware limited liability company,

IPT BTC I LP LLC,

a Delaware limited liability company

and

QR MASTER HOLDINGS USa II LP,

a Manitoba limited partnership

June 15, 2021

Article I CONSTRUCTION3

Section 1.1References and Rules of Construction3

Article II REPRESENTATIONS AND WARRANTIES OF BCI4

Section 2.1The Partnership4

Section 2.2REIT A6

Section 2.3REIT A Retained Entities7

Section 2.4REIT A 1031 Property Owner9

Section 2.5Subject Properties11

Section 2.6BCI GP13

Section 2.7BCI LP14

Article III REPRESENTATIONS AND WARRANTIES OF QR15

Section 3.1Organization and Existence15

Section 3.2Power and Authority15

Section 3.3No Violations15

Article IV REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES15

Section 4.1Anti-Terrorism and Money Laundering Provisions15

Section 4.2QR Loan16

Section 4.3Availability of Records16

Section 4.4Survival16

Article V INDEMNIFICATION16

Section 5.1Indemnities16

Section 5.2Limitations on Liability16

Section 5.3Losses18

Section 5.4Provisions18

Section 5.5Insurance18

Section 5.6Knowledge of QR18

Section 5.7BCI Knowledge Parties18

Section 5.8Claims19

Article VI GENERAL PROVISIONS20

Section 6.1Notices20

Section 6.2Counterparts; Electronic Signatures21

Section 6.3Entire Agreement; No Third-Party Beneficiaries21

Section 6.4Amendments and Waivers22

Section 6.5Severability22

Section 6.6Governing Law22

Section 6.7Consent to Jurisdiction; Waiver of Jury Trial22

Section 6.8Assignment23

Section 6.9Non-Recourse23

Section 6.10Exhibits and Schedules23

Section 6.11Publicity and Confidentiality23

Section 6.12No Release under Partnership Agreement24

Section 6.13Costs24

Section 6.14Survival24

i

MASTER TRANSACTION AGREEMENT

THIS MASTER TRANSACTION AGREEMENT (this “Agreement”), dated as of June 15, 2021 (the “Effective Date”), is by and between IPT BTC I GP LLC, a Delaware limited liability company (“BCI GP”), IPT BTC I LP LLC, a Delaware limited liability company (“BCI LP”, and, individually and collectively, together with BCI GP, “BCI”), and QR Master Holdings USA II LP, a Manitoba limited partnership (“QR”).  Each of BCI GP, BCI LP and QR are collectively referred to herein as the “Parties” and individually referred to herein as a “Party”.

RECITALS

WHEREAS, prior to the Effective Date, pursuant to that certain Fourth Amended and Restated Limited Partnership Agreement of Build-To-Core Industrial Partnership I LP (the “Partnership”) dated as of December 30, 2016 (as amended, the “Partnership Agreement”), BCI GP was the general partner of the Partnership, and BCI LP and QR were each a limited partner in the partnership together with Industrial Property Advisors Sub I LLC, a Delaware limited liability company (the “Special LP”);

WHEREAS, QR Global Finance LP, a Manitoba limited partnership (“QR Lender”), has made a loan to the Partnership in the principal amount of $244,996,000 (the “QR Loan”) which is evidenced by that certain Promissory Note dated June 14, 2021 made by the Partnership in favor of QR Lender in the original principal amount of the amount of the QR Loan (the “Note”);

WHEREAS, on the Effective Date, but prior to the execution of this Agreement and in the following order: (i) the Partnership, by making a capital contribution in the amount of the QR Loan to BTC Intermediate Holdco LP, a Delaware limited partnership (“BTC Holdco”), caused a capital contribution to be made to BTC I REIT B LLC, a Delaware limited liability company (“REIT B”) in the amount of the QR Loan (the “Partnership REIT B Contribution”); (iii) BTC I REIT A LLC, a Delaware limited liability company (“REIT A”), caused a distribution to be made to the Partnership of (1) 100% of the limited liability company membership interests in IPT Cutten Road DC GP LLC, a Delaware limited liability company, which is the 0.10% general partner of IPT Cutten Road DC LP, a Delaware limited partnership (the “Cutten Fee Owner”), the fee owner of that certain real property commonly known as 11833 Cutten Road, Houston, Texas, and (2) a 99.9% limited partnership interest in the Cutten Fee Owner (collectively, the “Cutten Road Interests”); (iv) the Partnership redeemed 100% of the Special LP’s limited partnership interest in the Partnership in exchange for the distribution from the Partnership to Special LP of the Cutten Road Interests, upon which the Special LP ceased to be a partner in the Partnership, all as more particularly described in that certain Contribution, Distribution and Redemption Agreement entered into by the Partnership and the Special LP dated as of the Effective Date; (v) QR BTC GP LLC, a Delaware limited liability company (“New QR GP”), was admitted to the Partnership as a general partner holding a 0.0% general partnership interest therein, and QR Industrial LP, a Delaware limited partnership  (“New QR LP”), was admitted to the Partnership as a limited partner holding a 0.2% limited partnership interest therein, in each case pursuant to an amendment to the Partnership Agreement; (vi) the Partnership redeemed 100% of BCI GP’s general partnership interest in the partnership and 100% of BCI LP’s limited partnership interest in the Partnership in exchange for the distribution from the Partnership to BCI GP and BCI LP (pro rata in proportion to BCI GP’s and BCI LP’s respective partnership interests in the Partnership) of 100% of the common limited liability company membership interests in REIT B, all as more particularly described in that certain Distribution and Redemption Agreement entered into by the Partnership, BCI GP and BCI LP dated as of the Effective Date; and (vii) the Partnership assigned its 100% limited partnership interest in BTC Holdco to BCI GP (the transactions described in clauses (i) – (vii) being the “Partnership Restructuring”);

WHEREAS, prior to the Effective Date and prior to the Partnership Restructuring, the Partnership owned, indirectly, 100% of the common limited liability company membership interests in REIT B;

WHEREAS, as of the Effective Date, but prior to the closing under the Purchase Agreements (defined below), REIT B owns (i) 100% of the limited liability company membership interests in IPT Commerce IC LLC, a Delaware limited liability company (the “Commerce IC Property Owner”), which in turn, prior to the closing under the 1031 Purchase Agreement (defined below), owns 100% of the fee simple interest in the real property set forth opposite its name on Exhibit A attached hereto (the “Commerce IC Property”) and (ii) a 99.9% limited partnership interest in IPT FAA DC LP, a Delaware limited partnership (the “FAA DC Property Owner”), which in turn, prior to the closing under the 1031 Purchase Agreement, owns 100% of the fee simple interest in the real property set forth opposite its name on Exhibit A attached hereto (the “FAA DC Property” and together with the Commerce IC Property, the “REIT B 1031 Properties”) and (iii) 100% of the limited liability company interests in IPT FAA DC GP LLC, a Delaware limited liability company, which in turn owns a 0.1% general partnership interest in FAA DC Property Owner;

WHEREAS, the Partnership owned prior to the Partnership Restructuring, and continues to own following the Partnership Restructuring, 100% of the common limited liability company membership interests in REIT A;

WHEREAS, REIT A currently has outstanding one hundred and twenty two (122) 12% Class A Preferred Units (the “Preferred Units”);

WHEREAS, as of the Effective Date, but prior to the closing under the Purchase Agreements, REIT A owns (i) 100% of the limited liability company membership interests in IPT Otay Logistics Center LLC, a Delaware limited liability company (the “REIT A 1031 Property Owner”), which in turn owns 100% of the of the fee simple interest in the real property identified on Exhibit B attached hereto (the “REIT A 1031 Property”), (ii) 100% of the limited liability company membership interests in the Delaware limited liability companies identified on Exhibit C attached hereto (the “REIT A Transfer Interests”) and (iii) 100% of the limited liability company membership interests and limited partnership interests (collectively, the “REIT A Retained Interests”) in the Delaware limited liability companies and Delaware limited partnerships identified on Exhibit D attached hereto (the “REIT A Retained Entities” and together with REIT A and the REIT A 1031 Property Owner, collectively the “Partnership Retained Entities”);

WHEREAS, REIT A owns, indirectly through the REIT A Retained Entities, 100% of the fee simple interest in the real properties identified on Exhibit D attached hereto (the “REIT A Retained Properties” and together with the REIT B 1031 Properties, the “Subject Properties”); and

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement dated as of the Effective Date by and between REIT B and REIT A (the “Interest Purchase Agreement”), on the Effective Date and concurrently with the execution of this Agreement, (i) REIT B will pay certain cash consideration to REIT A (the “Interest Purchase Price”) and (ii) in exchange for such cash consideration, REIT A will assign all of its right, title and interest in and to the REIT A Transfer Interests to REIT B or one or more of REIT B’s designees;

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of the Effective Date by and between REIT B and REIT A (the “1031 Purchase Agreement” and together with the Interest Purchase Agreement, the “Purchase Agreements”), on the Effective Date REIT A 1031 Property Owner will sell the REIT A 1031 Property to a wholly-owned subsidiary of REIT B and Commerce IC Property Owner and FAA DC Property Owner will each sell their respective REIT B 1031 Properties to one or more wholly-owned subsidiaries of REIT A;

WHEREAS, as a condition to REIT A’s entry into Purchase Agreements and REIT A’s consummation of the closings thereunder, QR requires that BCI enter into this Agreement, and in consideration of REIT A’s entry into the Purchase Agreements and REIT A’s consummation of the closings thereunder, BCI has agreed to enter into this Agreement;

WHEREAS, as a condition to REIT B’s entry into the Purchase Agreements and REIT B’s consummation of the closings thereunder, BCI requires that QR enter into this Agreement, and in consideration of REIT B’s entry into the Purchase Agreements and REIT B’s consummation of the closings thereunder, QR has agreed to enter into this Agreement; and

WHEREAS, each Party has been advised by the other Parties and acknowledges that such other Parties would not be entering into this Agreement or any agreement relating to this Agreement without the representations, warranties and covenants which are being made and agreed to herein by each Party and that each Party is entering into this Agreement in reliance on such representations, warranties and covenants.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
CONSTRUCTION
Section 1.1References and Rules of Construction.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless provided otherwise.  Titles appearing at the beginning of any Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless so limited.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word

“shall.”  References to days mean calendar days unless otherwise specified.  The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  The word “including” (in its various forms) means including without limitation.  All references to “$” or “dollars” shall be deemed references to United States dollars.  Each accounting term not defined herein, and each accounting term partly defined herein, to the extent not defined, will have the meaning given to it under United States GAAP.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  References to any agreement (including this Agreement) shall mean such agreement as it may be amended, supplemented or otherwise modified from time to time.

Article II
REPRESENTATIONS AND WARRANTIES
OF BCI

BCI hereby represents and warrants to QR as of the Effective Date, as follows:

Section 2.1The Partnership.
(a)The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction, if any, in which the nature of the business conducted by it makes such qualification or licensing necessary.
(b)Attached hereto as Schedule 2.1(b) is a true, correct and complete organizational chart of the Partnership and all entities owned directly and indirectly by the Partnership, prior to the Effective Date and prior to the Partnership Restructuring.
(c)Attached hereto as Schedule 2.1(c) is a copy of the most recent unaudited balance sheet of the Partnership as of March 31, 2021 (the “Most Recent Partnership Balance Sheet,” and the “Most Recent Partnership Balance Sheet Date”).  The Most Recent Partnership Balance Sheet is the balance sheet relied on by BCI GP in performance of its obligations as general partner of the Partnership prior to the Partnership Restructuring with respect to the Partnership.
(d)Immediately following the Partnership Restructuring and assuming the then-remaining partners in the Partnership have not caused the Partnership to acquire any assets from and after the Partnership Restructuring, the Partnership will not own or hold (as an owner, or otherwise under a lease or other Contract), any right, title or interest to any material assets or properties other than the REIT A Interests (defined below).
(e)Since the Most Recent Partnership Balance Sheet Date, the Partnership’s business has been conducted only in the ordinary course of business (except with respect to the transactions ocurring as part of the Partnership Restructuring and under the Purchase Agreements), and the Partnership has not made, changed or revoked any material tax election.  The Partnership has, at all times, elected to be treated as a partnership for U.S. tax purposes.

(f)BCI has made available to QR a certified copy of the certificate of limited partnership of the Partnership and the Partnership has not amended such certificate of limited partnership since the date of such certified copy.
(g)None of BCI or the Partnership has received service of process or any other written notice with respect to any Actions pending and, to the Knowledge of BCI, no such Actions have been threatened in writing, involving the Partnership (either as a plaintiff or defendant) or its assets that is not covered by insurance, nor is the Partnership subject to any judgment, order or decree of any Governmental Authority, except as set forth on Schedule 2.1(g).

In this Agreement, “Action” means any written claim, action, cause of action or suit (whether in contract, tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding (including condemnation proceedings, eminent domain proceedings or similar actions or proceedings) to, from, by or before any Governmental Authority. In this Agreement, “Governmental Authority” means any United States federal, state or local government, or political subdivision thereof, or any foreign governmental entity entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

(h)(i) All and the only written Contracts to which the Partnership is a party or by which it is bound or subject, are the Contracts set forth on Schedule 2.1(h) (such agreements collectively, the “Partnership Contracts”), in each case, as amended or otherwise modified and in effect, and (ii) true, correct and complete copies of the Partnership Contracts have been delivered to QR.

In this Agreement, “Contract” means, with respect to any person or entity, any contract, agreement, deed, mortgage, lease (including the Leases), license, commitment, promise, undertaking, arrangement, performance bond, warranty obligation or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any debt), to which or by which such person or entity is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such person or entity is subject or bound.  The term “Contracts” shall include, without limitation, utility contracts, management contracts, construction contracts, maintenance and service contracts, parking contracts, equipment leases and brokerage and leasing agreements, and other agreements related to the construction, ownership, use, operation, occupancy, maintenance or development of any property.

(i)The Partnership does not have nor has it ever had any employees.
(j)All income and other material tax returns required to be filed by or on behalf of the Partnership have been duly filed on a timely basis (taking into account any valid extensions of time to file) such tax returns are true, complete and correct in all material respects, and all taxes shown as due thereon have been timely paid.
(k)The Partnership has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; and/or (vi) made an offer of settlement, extension or composition to its creditors generally, nor are any such actions threatened against the Partnership.
(l)BCI has made available to QR true and accurate copies of all material books and records of the Partnership, including all tax returns, and the same are accurate in all material respects.
Section 2.2REIT A.
(a)REIT A is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction, if any, in which the nature of the business conducted by it makes such qualification or licensing necessary.
(b)The limited liability company membership interests in REIT A owned by the Partnership (the “REIT A Interests”) constitute 100% of the common limited liability company membership interests in REIT A.  The Preferred Units are the only other outstanding equity interests in REIT A.  Schedule 2.2(b) sets forth a true and correct list of all the holders of the Preferred Units, each holding one (1) Preferred Unit.
(c)The Partnership owns all right, title and interest in and to the REIT A Interests, free and clear of any lien, mortgage, pledge, encumbrance, charge, security interest, or any other restriction on the transfer, use, assignment or voting (each, a “Lien” and together “Liens”).
(d)Attached hereto as Schedule 2.2(d) is a copy of the most recent unaudited balance sheet of REIT A as of March 31, 2021 (the “Most Recent REIT A Balance Sheet,” and the “Most Recent REIT A Balance Sheet Date”).  The Most Recent REIT A Balance Sheet is the balance sheet relied on by BCI GP in performance of its obligations as general partner of the Partnership prior to the Partnership Restructuring with respect to REIT A.
(e)Immediately following the Partnership Restructuring but prior to the closing under the Purchase Agreements and assuming the Partnership has not caused REIT A to acquire any assets from and after the Partnership Restructuring, REIT A does not own or hold (as an owner, or otherwise under a lease or other Contract), any right, title or interest to any assets or properties other than the REIT A Retained Interests, the REIT A Transfer Interests and the limited liability company membership interests in the REIT A 1031 Property Owner.
(f)Since the Most Recent REIT A Balance Sheet Date, REIT A’s business has been conducted only in the ordinary course of business (except with respect to the transactions ocurring as part of the Partnership Restructuring and under the Purchase Agreements), and REIT A has not made, changed or revoked any material tax election.  To the Knowledge of BCI, REIT A has satisfied the requirements to qualify as a real estate investment trust for U.S. tax purposes since its formation.

(g)BCI has made available to QR true, correct and complete copies of the Organizational Documents of REIT A listed on Schedule 2.2(g) (the “REIT A Organizational Documents”) and REIT A has not amended its Organizational Documents except as indicated in such Schedule.  REIT A has not admitted any person or entity as a member or a unit holder, other than the Partnership and holders of the Preferred Units.

In this Agreement, “Organizational Documents” means collectively: (A) the certificate of formation, articles of organization or certificate of limited partnership for such entity (as applicable); (B) the operating agreement, limited liability company agreement, or limited partnership agreement for such entity (as applicable); and (C) any certificate of qualification or foreign entity registration for such entity (together with all supplements, amendments and modifications related to any of the foregoing).

(h)None of BCI, the Partnership or REIT A, has received service of process or any other written notice with respect to any Actions pending and, to the Knowledge of BCI, no such Actions have been threatened in writing, involving REIT A (either as a plaintiff or defendant) or its assets that is not covered by insurance, nor is REIT A subject to any judgment, order or decree of any Governmental Authority, except as set forth on Schedule 2.2(h).
(i) (i) all and the only written Contracts to which REIT A is a party or by which it is bound or subject, are the Contracts set forth on Schedule 2.2(i) (such agreements collectively, the “REIT Contracts”), in each case, as amended or otherwise modified and in effect, and (ii) true, correct and complete copies of the REIT Contracts have been delivered to QR.
(j)REIT A does not have nor has it ever had any employees.
(k)All income and other material tax returns required to be filed by or on behalf of REIT A have been duly filed on a timely basis (taking into account any valid extensions of time to file), such tax returns are true, complete and correct in all material respects, and all taxes shown as due thereon have been timely paid.
(l)REIT A has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; and/or (vi) made an offer of settlement, extension or composition to its creditors generally, nor are any such actions threatened against REIT A.
(m)BCI has made available to QR true and accurate copies of all material books and records of REIT A, including all tax returns, and the same are accurate in all material respects.
(n)BCI has provided or made available to QR such books and records as are necessary to evidence the adjusted basis of REIT A in each of the REIT A Retained Properties, the REIT A 1031 Property, the REIT A Transfer Interests and any other property directly or indirectly owned by REIT A, for U.S. federal, state and local income tax purposes.
Section 2.3REIT A Retained Entities.

(a)Each REIT A Retained Entity is a limited liability company or limited partnership (as set forth on Exhibit D) duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, including, without limitation in the state in which the real property owned by such REIT A Retained Entity (if any) is located.
(b)The REIT A Retained Interests constitute 100% of the limited liability company membership interests or partnership interests in the REIT A Retained Entities and there are no other outstanding equity interests in the REIT A Retained Entities.  REIT A owns all right, title and interest in and to the REIT Retained A Interests, free and clear of any Liens.
(c)Attached hereto as Schedule 2.3(c) are copies of the most recent unaudited balance sheets of the REIT A Retained Entities as of March 31, 2021 (collectively, the “Most Recent REIT A Retained Entities Balance Sheet,” and the “Most Recent REIT A Retained Entities Balance Sheet Date”).  The Most Recent REIT A Retained Entities Balance Sheet is the balance sheet relied on by BCI GP in performance of its obligations as general partner of the Partnership prior to the Partnership Restructuring with respect to the REIT A Retained Entities.
(d)The REIT A Retained Entities do not own or hold (as an owner, or otherwise under a lease or other Contract), any right, title or interest to any assets or properties other than (i) interests in other REIT A Retained Entities, (ii) the REIT A Retained Properties, (iii) assets related to or incidental to the ownership of the REIT A Retained Properties and (iv) as otherwise reflected in the Most Recent REIT A Retained Entities Balance Sheet.
(e)Since the Most Recent REIT A Retained Entities Balance Sheet Date, the businesses of the REIT A Retained Entities have been conducted only in the ordinary course of business (except with respect to the transactions ocurring as part of the Partnership Restructuring and under the Purchase Agreements) and no REIT A Retained Entity made, changed or revoked any material tax election.  Each REIT A Retained Entity is a disregarded entity for U.S. tax purposes and all applicable state and local income tax purposes.
(f)BCI has made available to QR true, correct and complete copies of the Organizational Documents of the REIT A Retained Entities listed on Schedule 2.3(f) (the “REIT A Retained Entities Organizational Documents”) and no REIT A Retained Entity has amended its Organizational Documents except as indicated in such Schedule.  No REIT A Retained Entity has admitted any person or entity as a member or partner, other than REIT A or another REIT A Retained Entity.
(g)None of the REIT A Retained Entities has received service of process or any other written notice with respect to any Actions pending and, to the Knowledge of BCI, no such Actions have been threatened in writing, involving any REIT A Retained Entities (either as a plaintiff or defendant) or their respective assets and that are not covered by insurance, nor is any REIT A Retained Entity subject to any judgment, order or decree of any Governmental Authority, except as set forth on Schedule 2.3(g).
(h)Intentionally Deleted.

(i)The REIT A Retained Entities do not have nor have they ever had any employees.
(j)All income and other material tax returns required to be filed by or on behalf of the REIT A Retained Entities have been duly filed on a timely basis (taking into account any valid extensions of time to file), such tax returns are true, complete and correct in all material respects, and all taxes shown as due thereon have been timely paid.
(k)No REIT A Retained Entity has: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; and/or (vi) made an offer of settlement, extension or composition to its creditors generally, nor are any such actions threatened against any REIT A Retained Entity.
(l)No REIT A Retained Entity has ever engaged in any business other than the ownership, development and operation of the Subject Property owned by such REIT A Retained Entity.
(m)BCI has made available to QR true and accurate copies of all material books and records of each REIT A Retained Entity, including all tax returns (if any), and the same are accurate in all material respects.
Section 2.4REIT A 1031 Property Owner.
(a)REIT A 1031 Property Owner is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, including, without limitation in the state in which the real property owned by the REIT A 1031 Property Owner is located.
(b)The limited liability company membership interests in REIT A 1031 Property Owner owned by REIT A constitute 100% of the limited liability company membership interests in REIT A 1031 Property Owner, which interests REIT A owns free and clear of any Liens.
(c)Attached hereto as Schedule 2.4(c) is a copy of the most recent unaudited balance sheet of the REIT A 1031 Property Owner as of March 31, 2021 (the “Most Recent REIT A 1031 Property Owner Balance Sheet,” and the “Most Recent REIT A 1031 Property Owner Balance Sheet Date”).  The Most Recent REIT A 1031 Property Owner Balance Sheet is the balance sheet relied on by BCI GP in performance of its obligations as general partner of the Partnership prior to the Partnership Restructuring with respect to the REIT A 1031 Property Owner.
(d)Prior to the Effective Date, the REIT A 1031 Property Owner did not own or hold (as an owner, or otherwise under a lease or other Contract), any right, title or interest to any assets or properties other than (i) the REIT A 1031 Property, (ii) assets related to or incidental to the ownership of the REIT A 1031 Property and (iv) as otherwise reflected in the Most Recent REIT A 1031 Property Owner Balance Sheet.
(e)Since the Most Recent REIT A 1031 Property Owner Balance Sheet Date, the business of the REIT A 1031 Property Owner has been conducted only in the ordinary course of business (except with respect to the transactions ocurring as part of the Partnership Restructuring and under the Purchase Agreements) and REIT A 1031 Property Owner has not made, changed or revoked any material tax election.  REIT A 1031 Property Owner is a disregarded entity for U.S. tax purposes and all applicable state and local income tax purposes.
(f)BCI has made available to QR true, correct and complete copies of the Organizational Documents of the REIT A 1031 Property Owner listed on Schedule 2.4(f) (the “REIT A 1031 Property Owner Organizational Documents”) and REIT A 1031 Property Owner has not amended its Organizational Documents except as indicated in such Schedule.  REIT A 1031 Property Owner has not admitted any person or entity as a member, other than REIT A.
(g)REIT A 1031 Property Owner has not received service of process nor any other written notice with respect to any Actions pending and, to the Knowledge of BCI, no such Actions have been threatened in writing, involving the REIT A 1031 Property Owner (either as a plaintiff or defendant) or its assets and that are not covered by insurance, nor is REIT A Property Owner subject to any judgment, order or decree of any Governmental Authority, except as set forth on Schedule 2.4(g).
(h)all and the only written Contracts to which REIT A 1031 Property Owner is a party or by which it is bound or subject, are the Contracts being assigned to the transferee of the REIT A 1031 Property pursuant to the 1031 Purchase Agreement.
(i)The REIT A 1031 Property Owner does not have nor has it ever had any employees.
(j)All income and other material tax returns required to be filed by or on behalf of the REIT A 1031 Property Owner have been duly filed on a timely basis (taking into account any valid extensions of time to file), such tax returns are true, complete and correct in all material respects, and all taxes shown as due thereon have been timely paid.
(k)The REIT A 1031 Property Owner has not: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing its inability to pay its debts as they come due; and/or (vi) made an offer of settlement, extension or composition to its creditors generally, nor are any such actions threatened against the REIT A 1031 Property Owner.
(l)The REIT A 1031 Property Owner has never engaged in any business other than the ownership, development and operation of the REIT A 1031 Property.

(m)BCI has made available to QR true and accurate copies of the material books and records of the REIT A 1031 Property Owner, including all tax returns (if any), and the same are accurate in all material respects.
Section 2.5Subject Properties.
(a)Set forth on Schedule 2.5(a) is a true and complete list of all leases, tenancy and occupancy agreements (including all amendments thereto) affecting the Subject Properties (collectively, the “Leases”) together with information identifying to which Subject Property such Leases relate.  No REIT A Retained Entity has received any written notice of any material default on the part of a landlord under any Lease that remains uncured, and to BCI’s Knowledge, there exists no default or event which, with the giving of notice or passage of time, or both, would constitute a material default by any of the Partnership Retained Entities or any of the tenants under any of the Leases.  BCI has made available to QR true and complete copies of the Leases.
(b)Each rent roll attached hereto as Schedule 2.5(b) is a current roll certified by BCI GP to be accurate and complete in all material respects for each Subject Property (each, a “Rent Roll”).  Each Rent Roll is in the form of rent roll relied on and used by BCI GP in performance of its obligations as general partner of the Partnership prior to the Partnership Restructuring with respect to the Subject Properties.
(c)Neither BCI nor any Partnership Retained Entity has received any written notice from any person or Governmental Authority, nor does BCI have any Knowledge that, all or any portion of the Subject Properties are in material violation of any applicable order, building codes or any applicable environmental law, zoning law or land use law, or any other applicable local, state or federal law or regulation relating to the Subject Properties. Neither BCI nor any Partnership Retained Entity has received written notice, nor does BCI have any Knowledge: (i) that any Subject Property lacks any material license, permit, entitlement, approval or variance required by any Governmental Authority having jurisdiction over such Subject Property (collectively, the “Licenses”); and/or (ii) of any material violation, revocation or modification of any of the Licenses or of any threatening of the foregoing actions with respect to such Licenses.  All Licenses necessary for the construction and development of the improvements located on the Subject Property owned by IPT East Pompano IC II LLC, a Delaware limited liability company, were obtained in accordance with applicable law during such construction and development.
(d)BCI has delivered or made available to QR all material third party environmental reports regarding the Subject Properties in the possession or control of BCI or any Partnership Retained Entity with respect to the presence of hazardous materials on any Subject Property and/or the compliance of any Subject Property with all applicable environmental laws (the “Environmental Reports”), which Environmental Reports are listed on Schedule 2.5(d) attached hereto.   Neither BCI nor any Partnership Retained Entity has received written notice, nor does BCI have any Knowledge: (i) that any Partnership Retained Entity and/or any Subject Property has violated any applicable laws or any judicial or agency interpretation or other requirement of any Governmental Authority relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of hazardous materials; and/or (ii) of any alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of any hazardous materials from, or other conditions that exist at, any Subject Property.  As used in this Section 2.5(d), the reference to “material third party environmental reports” shall mean final Phase I Environmental Reports and final Phase II Environmental Reports, if applicable.
(e)Set forth on Schedule 2.5(e) is a true and complete list of all material Contracts in effect as of the Effective Date and entered into by or on behalf of any REIT A Retained Entity or assigned to REIT A or its designee pursuant to the 1031 Purchase Agreement (the “Subject Property Contracts”), together with information identifying to which Subject Property such Subject Property Contracts relate.  True, correct and complete copies of the Subject Property Contracts have been made available to QR.  Each Subject Property Contract is in full force and effect and neither BCI nor any Partnership Retained Entity has received written notice of any breach or default by BCI, any Partnership Retained Entity or the REIT B 1031 Property Owners under any such Subject Property Contract and, to BCI’s Knowledge there are no material defaults on the part of any other party to such Subject Property Contract.  All Contracts in effect as of the Effective Date and entered into by or on behalf of any REIT A Retained Entity or assigned to REIT A or its designee pursuant to the 1031 Purchase Agreement other than the Subject Property Contracts were entered into in the ordinary course of the Partnership and its subsidiaries pursuant to the Approved Partnership Budgets (as defined in the Partnership Agreement) in effect from time to time.  All Contracts in effect as of the Effective Date and entered into by or on behalf of any REIT A Retained Entity or assigned to REIT A or its designee pursuant to the 1031 Purchase Agreement have been delivered or made available to QR.  As used in this Section 2.5(e), the reference to “material Contracts” shall mean property management agreements, development management agreements, brokerage and leasing agreements, and any other Contracts for the provision of services to the Subject Contracts that involve aggregate consideration of more than $75,000, are not terminable upon sixty (60) days prior written notice or that contain noncompete provisions.
(f)Except as set forth on Schedule 2.5(f), there is no litigation or other Action pending nor any unsatisfied order or judgment, in each case with respect to or that concerns or involves any Subject Property, and no such Actions or proceedings have, to BCI’s Knowledge, been threatened in writing, that, if resolved unfavorably, would materially and adversely affect any Subject Property. Neither BCI nor any Partnership Retained Entity has received written notice, nor does BCI have Knowledge, of any zoning, environmental  or other land use regulations and/or proceedings or other Actions, instituted or planned to be instituted, that, if resolved unfavorably, would materially and adversely affect any Subject Property.  To BCI’s Knowledge, there is no special assessment proceeding affecting any Subject Property.
(g)True, correct and complete copies of each owner’s policy of title insurance with respect to each Subject Property which insures, as of the effective date of each such insurance policy, fee simple title interest held by the applicable Partnership Retained Entity with respect to the Subject Property owned by such Partnership Retained Entity, has been made available to QR, and there are no owner’s policies of title insurance in effect with respect to any subject Property other than as listed on Schedule 2.5(g) (each, a “Title Insurance Policy”).  No claim has been made against any Title Insurance Policy and each Title Insurance Policy is in full force and effect in accordance with its terms.

(h)Neither BCI nor any Partnership Retained Entity has received written notice (i) of any uncured material default or violation of any of the easements, rights-of-way, covenants, conditions and/or restrictions affecting any Subject Property or (ii) that any owner of a Subject Property is in material default or violation of any such easements, rights-of-way, covenants, conditions and/or restrictions.  To BCI’s Knowledge, no Subject Property is subject to any unrecorded option or right of first refusal or first opportunity to acquire any interest in such Subject Property or any portion thereof and no Partnership Retained Entity has granted to any party any unrecorded option or right of first refusal or first opportunity to acquire any direct or indirect interest in any Subject Property, in each case other than the rights of the tenants under the Leases.
(i)There is no pending condemnation, eminent domain or similar proceeding or other Action, or private purchase in lieu of such a proceeding or other Action, relating to any Subject Property, and neither BCI nor any Partnership Retained Entity has received written notice, and BCI has no Knowledge, of any proposed or threatened condemnation, eminent domain or similar proceeding or other Action, or private purchase in lieu of such a proceeding or other Action, relating to any Subject Property.
(j)All of the material books, files and records related to the Subject Properties requested in writing by QR and in BCI’s possession or control were delivered or made available to QR.  To BCI’s Knowledge, BCI has not intentionally withheld or prevented QR from reviewing any books, records or other documents related to the Subject Properties in BCI’s possession or control.
(k)BCI has delivered or made available to QR all loan documents with respect to those certain loans (collectively, the “Guardian Financing”) made by The Guardian Life Insurance Company of America, a New York corporation (the “Guardian Lender”) relating to the Subject Properties owned by IPT 7A DC LLC (“IPT 7A”), IPT Piscataway DC Urban Renewal LLC (“IPT Piscataway”), IPT Silver Spring DC LLC (“IPT Silver Spring”) and IPT Silver Spring DC II LLC (“IPT Silver Spring II”), each a Delaware limited liability company, including without limitation that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement between IPT 7A, as Mortgagor and the Guardian Lender, as Mortgagee, dated October 18, 2018; Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement between IPT Piscataway, as Mortgagor, and the Guardian Lender, as Mortgagee, dated October 18, 2018; Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement between IPT Silver Spring, as Mortgagor, and the Guardian Lender, as Mortgagee, dated October 15, 2018; and Open-End Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement between IPT Silver Spring II, as Mortgagor, and the Guardian Lender, as Mortgagee, dated October 15, 2018.  Neither BCI nor any Partnership Retained Entity has received written notice of any uncured breach or default by the Partnership or any Partnership Retained Entity in connection with the Guardian Financing and the related loan documents, and, to BCI’s Knowledge, there are no material defaults on the part of any party thereto.
Section 2.6BCI GP.
(a)BCI GP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)BCI GP has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by BCI GP and constitutes a legal, valid and binding obligation of BCI GP, enforceable against BCI GP in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditor’s rights generally, and by general equitable principles.
(c)The execution and delivery of this Agreement by BCI GP and the performance hereunder by BCI GP will not conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any person the right to exercise any remedy under, and/or any contractual obligation under:  (i) any  Organizational Documents of BCI GP or any other charter document or document governing the affairs of BCI GP; (ii) any applicable law; and/or (iii) any agreements, instruments, orders, judgment decrees, or governmental regulation to which BCI GP and/or any Partnership Retained Entity is party or by which such entity is bound or to which any of such entity’s assets are subject.
(d)There are no approvals required by any party, including without limitation any lender providing any financing with respect to the Partnership or any of the real properties indirectly owned by the Partnership that is not being paid off in connection with the Partnership Restructuring or the closings under the Purchase Agreements, that must be obtained prior to the consummation of the transactions ocurring as part of the Partnership Restructuring and under the Purchase Agreements; provided QR acknowledges and agrees that BCI GP was required to cause notice of the Partnership Restructuring to be given to the Guardian Lender, a copy of which notice was provided to QR prior to the Effective Date.
Section 2.7BCI LP.
(a)BCI LP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)BCI LP has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by BCI LP and constitutes a legal, valid and binding obligation of BCI LP, enforceable against BCI LP in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditor’s rights generally, and by general equitable principles.
(c)The execution and delivery of this Agreement by BCI LP and the performance hereunder by BCI LP will not conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any person the right to exercise any remedy under, and/or any contractual obligation under:  (i) any  Organizational Documents of BCI LP or any other charter document or document governing the affairs of BCI LP; (ii) any applicable law; and/or (iii) any agreements, instruments, orders, judgment decrees, or governmental regulation to which BCI LP and/or any Partnership Retained Entity is party or by which such entity is bound or to which any of such entity’s assets are subject.

Article III
REPRESENTATIONS AND WARRANTIES
OF QR

QR hereby represents and warrants to BCI as of the Effective Date as follows:

Section 3.1Organization and Existence.  QR is a limited partnership duly organized, validly existing and in good standing under the laws of the Province of Manitoba, Canada.
Section 3.2Power and Authority.  QR has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by QR and constitutes a legal, valid and binding obligation of QR, enforceable against QR in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditor’s rights generally, and by general equitable principles.
Section 3.3No Violations.  The execution and delivery of this Agreement by QR and the performance hereunder by QR will not conflict with, or result in any violation of, or breach or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any person the right to exercise any remedy under, and/or any contractual obligation under:  (a) any  Organizational Documents of QR or any other charter document or document governing the affairs of QR; (b) any applicable law; and/or (c) any agreements, instruments, orders, judgment decrees, or governmental regulation to which QR is party or by which such entity is bound or to which any of such entity’s assets are subject.
Article IV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES
Section 4.1Anti-Terrorism and Money Laundering Provisions.  Each of BCI GP, BCI LP and QR hereby represent to each other as follows:
(a)The execution and delivery by such Party of this Agreement and performance of its obligations hereunder will not violate any applicable anti-money laundering laws or regulations including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”) regulations.
(b)Each Person owning an interest equal to or greater than ten percent (10%) in such Party is, to the knowledge of such Party, (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, and (ii) not a Person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States.
(c)No Embargoed Person (as hereinafter defined) is, to the knowledge of such Party, an affiliate of or owns an interest equal to or greater than ten percent (10%) in such Party.

The term “Embargoed Person” means any Person or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in such Person or government is prohibited by law or such Person or government is in violation of law.
(d)As used herein, the term “Person” shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, trust or other business or legal entity.
Section 4.2QR Loan.  QR hereby covenants and agrees that it shall not cause or permit the Partnership to repay all or any portion of the principal of the QR Loan prior to the date that is the first (1st) anniversary of the Effective Date.
Section 4.3Availability of Records. BCI shall reasonably cooperate with QR to obtain any information needed from or pertaining to any Partnership Retained Entity and any Subject Property that is reasonably available to BCI.
Section 4.4Survival.  The provisions of this Article IV shall survive the closing under the Purchase Agreements.
Article V
INDEMNIFICATION
Section 5.1Indemnities.
(a)Indemnification by BCI. Following the closing under the Purchase Agreements, subject to the terms of this Article V, BCI shall indemnify and hold QR, New QR GP and New QR LP, and each of their respective affiliates (including the Partnership so long as QR or its affiliate, directly or indirectly, is a partner in the Partnership, and each wholly-owned (directly or indirectly) subsidiary of the Partnership as of the Effective Date so long as such subsidiary remains wholly-owned (directly or indirectly) by QR or its affiliate), partners, officers, directors, and managers (collectively, the “QR Indemnified Parties”), harmless from and against any and all Losses suffered or incurred by any of the QR Indemnified Parties and arising out of (i) any inaccuracy in or breach by BCI of any of its representations or warranties set forth in this Agreement (a “Warranty Claim”) and (ii) any breach by BCI of any of its covenants or agreements contained in this Agreement.
(b)Indemnification by QR.  Following the closing under the Purchase Agreements, QR shall indemnify and hold BCI, and each of its affiliates, members, officers, directors, and managers (collectively, the “BCI Indemnified Parties”), harmless from and against any and all Losses suffered or incurred by any of the BCI Indemnified Parties and arising out of (i) any inaccuracy in or breach by QR of any of its representations or warranties as set forth in this Agreement and (ii) any breach by QR of any of its covenants or agreements contained in this Agreement.
Section 5.2Limitations on Liability.

(a)Survival.  This Article V shall survive the closing under the Purchase Agreements.  Subject to the terms of this Section 5.2, all representations and warranties of the Parties shall survive the closing under the Purchase Agreements indefinitely, except that the representations and warranties of BCI set forth in Sections 2.1-2.5 shall survive for a period of nine (9) months following the Effective Date (the “Survival Period”).  BCI shall not be liable under this Agreement in respect of any Warranty Claim with respect to the representations and warranties by BCI set forth in Sections 2.1 – 2.5, unless a notice of that claim is given by QR to BCI prior to the expiration of the Survival Period and an action, suit or proceeding in respect of such claim is filed within forty-five (45) days following the expiration of the Survival Period.   If a written notice asserting a claim for breach of any such representation or warranty shall have been given to BCI prior to the expiration of the Survival Period, such representation and warranty, and any right to indemnification for breach thereof, shall survive, to the extent of such claim only, until such claim is resolved provided that an action, suit or proceeding in respect of such claim was filed within forty-five (45) days following the expiration of the Survival Period.
(b)Minimum Claims.
(i)Except as otherwise set forth in this Agreement, BCI shall not be liable under this Agreement in respect of any Warranty Claim with respect to the representations and warranties by BCI set forth in Sections 2.1 – 2.5 unless such Warranty Claim is (A) a Material Warranty Claim and (B) the aggregate amount of all Material Warranty Claims for which BCI would otherwise be liable under this Agreement exceeds $100,000.  For purposes of this Agreement, a “Material Warranty Claim” means a Warranty Claim for an amount that exceeds $10,000.  For the avoidance of doubt, BCI shall not be liable under this Agreement in any manner in respect of any Warranty Claim with respect to the representations and warranties by BCI set forth in Sections 2.1 – 2.5 that is not a Material Warranty Claim.
(ii)Where the liability agreed or determined in respect of all Material Warranty Claims referred to in Section 5.2(b)(i) exceeds $100,000, subject to the restrictions provided elsewhere in this Section 5.2, BCI shall be liable for the whole amount of such liability, not just the excess.
(c)Maximum Liability.  Except as otherwise set forth in this Agreement, the maximum aggregate liability of BCI in respect of Warranty Claims with respect to the representations and warranties by BCI set forth in Sections 2.1 – 2.5 shall be $2,715,200.00 (the “Cap”).  BCI hereby agrees that during the Survival Period and for so long thereafter until all claims made by QR during the Survival Period have been finally resolved and paid, BCI shall (i) remain in good standing in the State of Delaware and not legally dissolve, and (ii) maintain a minimum Tangible Net Worth (defined below) of at least the Cap.  As used herein, “Tangible Net Worth” means the excess of all assets (excluding any value for goodwill, trademarks, patents, copyrights, organization expense and other similar intangible items) over all liabilities, as determined and computed in accordance with generally accepted accounting principles consistently applied.
(d)Exclusive Remedies.  Notwithstanding anything to the contrary herein, (i) in the event QR makes a Warranty Claim with respect to the representations and warranties by BCI set forth in Sections 2.1 – 2.5, QR shall forever waive any claim it may have against the

Partnership and/or BCI under and pursuant to the Partnership Agreement solely with respect to the subject matter of such Warranty Claim, and (ii) in the event QR makes a claim against the Partnership and/or BCI under and pursuant to the Partnership Agreement, QR shall forever waive the right to make a Warranty Claim with respect to the representations and warranties by BCI set forth in Sections 2.1 – 2.5 under this Agreement solely with respect to the subject matter of such claim.
Section 5.3Losses.  For purposes of this Agreement, “Losses” shall mean costs, fees, expenses, damages, losses, taxes, interest, and penalties (including reasonable fees and disbursements of attorneys, accountants and other experts paid in connection with the investigation or defense of any of the foregoing or any proceeding relating to any of the foregoing), excluding loss of profit, diminution in value, loss of goodwill, or any special or punitive damages or indirect or consequential losses; provided that “Losses” shall include special or punitive losses actually paid or payable to a third party.
Section 5.4Provisions.  BCI shall not be liable under this Agreement in respect of any claim to the extent the Losses in respect of which such claim is made do not exceed a specific allowance, provision or reserve described in the Most Recent Partnership Balance Sheet, the Most Recent REIT A Balance Sheet, the Most Recent REIT A Retained Entities Balance Sheet or the Most Recent REIT A 1031 Property Owner Balance Sheet, as applicable, for the matter giving rise to the claim, or that is otherwise included in the computations and adjustments included in the settlement of the closing under the Purchase Agreements.
Section 5.5Insurance.  If, prior to being indemnified with respect to any Losses under this Article V, the applicable QR Indemnified Party receives insurance proceeds covering all or any portion of such Losses pursuant to any policy of insurance owned by the Partnership or any of the Partnership Retained Entities at any time during the period prior to the closing under the Purchase Agreements, the payment under this Article V with respect to such Losses shall be reduced by the amount of such insurance proceeds actually received by such QR Indemnified Party.  If the applicable QR Indemnified Party receives such insurance proceeds after being indemnified with respect to some or all of such Losses, such QR Indemnified Party shall pay to BCI the amount of such insurance proceeds to the extent of such indemnification received from BCI.  For the avoidance of doubt, nothing in this Section 5.5 shall require any QR Indemnified Party to pursue any such insurance claims for recovery, provided that BCI shall have the right to pursue such claims on behalf of the Partnership and/or the Partnership Retained Entities.
Section 5.6Knowledge of QR.  If, prior to the closing under the Purchase Agreements, QR obtained actual knowledge (and not implied or constructive knowledge) that any of the representations and warranties made by BCI under this Agreement were inaccurate or untrue in any respect, and the closings occurred under the Purchase Agreements notwithstanding the same, then QR shall be deemed to have waived any Warranty Claim with respect thereto.  Notwithstanding anything in this Agreement to contrary, (i) the representations and warranties made by BCI GP under this Agreement are qualified by, and BCI GP shall be deemed to have disclosed to QR under this Agreement or any section hereof and QR shall be deemed to have actual knowledge of, any facts, matters, events and circumstances that (a) were actually known by QR prior to the closings under the Purchase Agreements, (b) are matters of public record, (c) were made available in writing to QR or its affiliates on or before the date that is three (3) business days prior to the Effective Date or thereafter disclosed in writing to QR specifically in response to a request by QR or its counsel, (c) were set forth in any memoranda, reports or notices delivered to QR pursuant the Partnership Agreement or otherwise consented to, approved or proposed by QR under or pursuant to the Partnership Agreement or in respect of the business and affairs of the Partnership and (d) are set forth in the schedules and exhibits attached to this Agreement (directly or by incorporation by reference) and (ii) BCI shall have no liability hereunder with respect to any change in facts or circumstances resulting solely from actions or omissions of the Partnership and its subsidiaries caused by QR, New QR GP or New QR LP following the Partnership Restructuring.

Section 5.7BCI Knowledge Parties.  For purposes of this Agreement, the phrase “BCI’s Knowledge” or “to the Knowledge of BCI” or similar construct shall mean the actual knowledge or lack of knowledge (and not the implied or constructive knowledge) without any duty of investigation or inquiry of Jeff Latier and Nick Thigpen, which individuals BCI hereby represents and warrants are the persons who would, in the ordinary course of their responsibilities as agents or employees of BCI, receive notice from other agents or employees of BCI or from other persons or entities of any of the matters described in the representations and warranties in this Agreement which are limited by the knowledge of BCI.
Section 5.8Claims.
(a)Notification of Claims.  In the event that a Party shall incur or suffer any Losses in respect of which indemnification may be sought by such Party pursuant to the provisions of this Article V, the Party seeking to be indemnified hereunder (the “Indemnitee”) shall assert a claim for indemnification by written notice (a “Notice”) to the Party from whom indemnification is sought (the “Indemnitor”) stating the nature and basis of such claim.  In the case of Losses arising by reason of any third-party claim, the Notice shall be given within sixty (60) days of the filing of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Notice within such time period shall not relieve the Indemnitor of any liability that the Indemnitor may have to the Indemnitee except to the extent (and only to the extent) that the Indemnitor is materially prejudiced by reason of such failure.
(b)Supporting Information and Documentation.  The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any Losses which the Indemnitee believes give rise to a claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee which would have bearing on such claim.
(c)Indemnification Procedure.  The Indemnitor shall be responsible for any actual out-of-pocket costs, expenses, judgments, damages, liability and losses incurred by the Indemnitee with respect to any and all indemnified claims, and the Indemnitor, at the Indemnitor’s sole cost and expense, shall assume the defense of any and all indemnified claims, with counsel reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the reasonable out-of-pocket fees and expenses to be paid by the Indemnitor, if the Indemnitee reasonably believes that representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential conflicting interests between such Indemnitee and any other Party represented in such proceeding by counsel retained by the Indemnitor.  The settlement of a claim without the prior written consent of the Indemnitor shall not release the Indemnitor from liability with respect to such claim if the Indemnitor has unreasonably withheld consent to such settlement or has failed to provide or pay for a defense thereof as provided herein.  All fees, costs and expenses to be paid by Indemnitor hereunder shall be made on a “paid as incurred” basis within thirty (30) days of the Indemnitor’s receipt of a statement or invoice therefor.  Should the Indemnitor object to any such fees, costs or expenses, the Indemnitor shall nevertheless pay such fees, costs and expenses within said thirty (30) days which payment, if expressly stated in writing at the time of such payment to be “under protest”, shall not prejudice the Indemnitor’s right to subsequently object to such fee, cost or expense paid under protest.
Article VI
GENERAL PROVISIONS
Section 6.1Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by electronic mail (read receipt requested, with confirmation not to be unreasonably withheld or delayed) at the following addresses or electronic mail addresses (or at such other address for a Party as shall be specified by like notice):
(a)	if to BCI, to: Jeff Latier and Nick Thigpen Black Creek Group 518 17th Street, Suite 1700 Denver, Colorado 80202 Email: jeff.latier@blackcreekgroup nick.thigpen@blackcreekgroup.com and: Joshua J. Widoff, Esq. Black Creek Group 518 17th Street, Suite 1700 Denver, Colorado 80202 Email: josh.widoff@blackcreekgroup with a copy (which shall not constitute notice) to: Jennifer M. Morgan King & Spalding LLP 1185 Avenue of the Americas 34th Floor New York, New York 10036 Email: jmorgan@kslaw.com and: L. Wayne Pressgrove, Jr. King & Spalding LLP 1180 Peachtree Street, NE Atlanta, Georgia 30309 Email: wpressgrove@kslaw.com
(b)	if to QR, to: c/o QuadReal Property Group 1330 Avenue of the Americas, Suite 2900 New York, New York 10019 Attention: Jameson Weber Email:jameson.weber@quadreal.com and: c/o QuadReal Property Group 666 Burrard Street, Suite 800 Vancouver, BC V6C 2X8 Attention: Chief Legal Officer Email: chief.legal.officer@quadreal.com with a copy (which shall not constitute notice) to: Cox, Castle & Nicholson LLP 2029 Century Park East, Suite 2100 Los Angeles, California 90067 Attention:Douglas P. Snyder Email: dsnyder@coxcastle.com
Section 6.2Counterparts; Electronic Signatures.  This Agreement may be executed in counterparts (any of which may be delivered by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties.  In addition, counterparts of this Agreement, and any document executed in connection with this Agreement, may be signed electronically via Adobe Sign, DocuSign protocol or other electronic platform (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000).  All such signatures may be used in the place of original “wet ink” signatures to this Agreement or such other document and shall have the same legal effect as the physical delivery of an original signature.
Section 6.3Entire Agreement; No Third-Party Beneficiaries.  This Agreement and all Exhibits and Schedules to this Agreement, together with all written agreements relating to the Partnership Restructuring, the Purchase Agreements and all other documents entered into by the Parties effective as of the Effective Date, constitute the entire agreement and supersede all prior agreements and understandings (including any offer letters or term sheets), both written and oral, between the Parties with respect to the subject matter of this Agreement.  The execution and delivery of this Agreement is not intended to confer any rights or remedies upon any Person not a party to this Agreement, other than the Parties or any Person entitled to indemnification under Article V with respect to the provisions therein.  Subject to Section 5.2(d), no Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Partnership Agreement.  For the avoidance of doubt, the Parties hereto acknowledge and agree that, except as expressly set forth herein, this Agreement does not limit, modify or amend the terms and provisions of the Partnership Agreement, which remains in full force and effect.

Section 6.4Amendments and Waivers.
(a)This Agreement may not be amended except by a writing executed by BCI GP, BCI LP and QR.
(b)No waiver of any provision hereunder or any breach or default hereof shall extend to or in any way affect any other provision or prior or subsequent breach or default.
Section 6.5Severability.  It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the applicable laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 6.6Governing Law.  The provisions of this Agreement and its negotiation, execution, performance or nonperformance, interpretation, termination, construction and all matters based upon, arising out of or related to any of the foregoing (whether in equity, law or statute) shall be governed by and construed in accordance with the internal laws, both procedural and substantive of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.
Section 6.7Consent to Jurisdiction; Waiver of Jury Trial.
(a)EACH OF THE PARTIES HERETO (I) CONSENTS TO SUBMIT ITSELF TO THE EXCLUSIVE PERSONAL JURISDICTION OF (A) ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE AND (B) ANY DELAWARE STATE COURT IN CONNECTION WITH ANY DISPUTE THAT ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR

LEAVE FROM ANY SUCH COURT AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT OR ANY OF THE TRANSACTIONS IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR A DELAWARE STATE COURT UNLESS VENUE WOULD NOT BE PROPER UNDER RULES APPLICABLE IN SUCH COURTS.
(b)TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING BROUGHT BY OR AGAINST IT ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 6.8Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by either Party, without the prior written consent of the other Parties; provided that any Party may assign its rights hereunder to an Affiliate, or delegate its obligations hereunder to an Affiliate that expressly assumes such delegated obligations; provided, further, that such a delegation shall not relieve the delegating Party of its obligations hereunder.
Section 6.9Non-Recourse.  Subject to Section 6.12, (a) all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as Parties, (b) no Person who is not a Party, including any director, officer, employee, incorporator, member, partner, trustee, stockholder, affiliate, agent, attorney or representative of any Party (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution and (c) each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.
Section 6.10Exhibits and Schedules.  All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.
Section 6.11Publicity and Confidentiality.  The Parties each agree that no publicity, media communications or other public announcements with respect to the subject matter of this Agreement (and the transactions ocurring as part of the Partnership Restructuring and under the Purchase Agreements) shall be issued by any Party without the prior written consent of all of the Parties (such consent not to be unreasonably withheld, conditioned, or delayed), except as required by law or in connection with the exercise of rights set forth herein.  Each Party shall keep the terms of the transactions, the identities of the Parties, and all information made available by one Party to the other or in any way relating to the other Party’s interest in that transaction confidential and shall not disclose the same to any Person, except to such attorneys, accountants, investment advisors, existing and potential investors, lenders and others as are reasonably required to evaluate and consummate the transactions (each of whom shall be obligated to comply with the confidentiality requirements of this Section 6.11).  The Parties hereto each further agree and covenant that nothing in this Section 6.11 shall prevent any such Party from disclosing or accessing any information otherwise deemed confidential under this section (a) in connection with that Party’s enforcement of its rights hereunder; (b) pursuant to any legal requirement, any statutory reporting requirement or any accounting or auditing disclosure requirement, (c) in connection with any filings with the U.S. Securities and Exchange Commission as such Party determines is advisable or required consistent with such Party’s and its affiliates’ past practices (by way of example and not limitation, 8K or other filings), (d) in connection with performance by either Party of its obligations under this Agreement; or (e) to potential investors, investors, participants or assignees in or of the transactions contemplated by this Agreement or such Party’s rights therein.

Section 6.12  No Release under Partnership Agreement.  Except as set forth in Section 5.2(d), the Parties hereby agree that no Party is releasing any of the other Parties’ respective obligations or liabilities, or waiving any rights or claims, under the Partnership Agreement that arose prior to the Effective Date.
Section 6.13  Costs.  Each Party shall pay and be responsible for 100% of its own legal costs and fees incurred in connection with this Agreement and the transactions contemplated hereby.  Any escrow fees shall be paid fifty percent (50%) by BCI and fifty percent (50%) by QR.  QR shall be responsible for 100% of the costs of any title insurance premiums or search and exam fees incurred at the direction of QR in connection with this Agreement or the Partnership Restructuring.
Section 6.14Survival.  The provisions of this Article VI shall survive the closing under the Purchase Agreements.

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IN WITNESS WHEREOF, each of the Parties has caused this Master Transaction Agreement to be signed by a duly authorized officer as of the Effective Date.

BCI GP:

IPT BTC I GP LLC, a Delaware limited liability company

By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	BCI IV Portfolio Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV Inc., a Maryland corporation, its general partner

By: /s/ Scott Seager

Name: Scott Seager

Title: Senior Vice President, Chief Financial Officer and Treasurer

[Signatures continue on following page]

BCI LP:

IPT BTC I LP LLC, a Delaware limited liability company

By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	BCI IV Portfolio Real Estate Holdco LLC, a Delaware limited liability company, its sole member
By:	BCI IV Operating Partnership LP, a Delaware limited partnership, its sole member
By:	Black Creek Industrial REIT IV Inc., a Maryland corporation, its general partner

By: /s/ Scott Seager

Name: Scott Seager

Title: Senior Vice President, Chief Financial Officer and Treasurer

[Signatures continue on following page]

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QR:

QR MASTER HOLDINGS USA II LP, a Manitoba limited partnership

By:	QR USA GP Inc., a Canadian corporation, its general partner

By: /s/ Jonathan Dubois-Phillips

Name: Jonathan Dubois-Phillips

Title:  President

By: /s/ Stephen Barnett

Name: Stephen Barnett

Title: Vice President

[End of signatures]